Exhibit 10.12(b)

ADDENDUM

This Addendum is dated as of October 30, 2001 by and between Rockresorts International, LLC ("ROCKRESORTS") and Edward Mace ("EXECUTIVE").

RECITALS

A. ROCKRESORTS and EXECUTIVE are parties to that certain Employment Agreement dated as of October 26, 2001 ("Employment Agreement"), whereby EXECUTIVE agreed to render certain services and serve in the employ of ROCKRESORTS under the terms and conditions provided for in the Employment Agreement; and

B. ROCKRESORTS and EXECUTIVE wish to amend certain terms and conditions of the Employment Agreement as hereinafter provided. All terms not defined herein shall have the meaning given in the Employment Agreement.

COVENANTS

NOW THEREFORE, the parties agree hereto as follows:

EXECUTIVE agrees to promptly list his current primary residence in Mill Valley, California ("CA Residence") with a reputable real estate brokerage company ("CA Broker") for a minimum listing period six (6) months and at a listing price that EXECUTIVE and the CA Broker believe to be marketable. If EXECUTIVE has not sold the CA Residence (and is not otherwise under contract with a ready, willing and able buyer) by June 30, 2002, ROCKRESORTS shall have the option to either (i) have EXECUTIVE continue to list the CA Residence for sale with a CA Broker and reimburse EXECUTIVE or directly pay for the interest (associated with the first mortgage), real property taxes and the homeowners insurance premium associated with the CA Residence, or (ii) purchase the CA Residence based on the average of three appraisals. In the latter event, ROCKRESORTS and EXECUTIVE shall each retain an appraiser at their respective expense and the two selected appraisers shall select one additional appraiser who shall be paid for equally by ROCKRESORTS and EXECUTIVE. Each of the appraisers shall prepare an appraisal on the CA Residence. Thereafter, ROCKRESORTS shall promptly close, with good funds, on the purchase of the CA Residence. The foregoing covenants shall only apply during the term of the Employment Agreement and shall not survive termination of the Employment Agreement.

Should EXECUTIVE purchase a residence in Eagle County, Colorado (the "CO Residence"), ROCKRESORTS shall make a contribution toward the purchase price of the same up to fifty percent of the purchase price (excluding any personal property associated with the purchase), not to exceed Nine Hundred Thousand dollars ($900,000.00). Upon making such contribution, ROCKRESORTS shall hold a proportionate undivided interest in the CO Residence in co-tenancy with EXECUTIVE. EXECUTIVE may resale the CO Residence at his election at any time during the term of the Employment Agreement by providing ROCKRESORTS thirty (30) day's advance written notice. EXECUTIVE agrees to list the CO Residence for sale with a real estate brokerage designated by ROCKRESORTS ("Broker") at a fair market value ("Listing Price") as EXECUTIVE and ROCKRESORTS mutually determine in their reasonable judgment, which Listing Price may be changed from time to time with ROCKRESORTS' consent, which consent shall not be unreasonably withheld or delayed. Upon any sale or transfer of the CO Residence, ROCKRESORTS shall be entitled to receive its proportionate share of the re-sale price, net of normal and customary closing costs (e.g. brokers' commission, title insurance premiums, transfer taxes, etc.) and material home improvements made in excess of Ten Thousand dollars ($10,000.00). For example:

EXECUTIVE purchases the CO Residence in 2001 for $1,800,000.00;

ROCKRESORTS contributes $900,000.00;

Accordingly, ROCKRESORTS' undivided interest is 50%.

EXECUTIVE sells the CO Residence in 2003 for $2,200,000.00;

Closing costs equal $180,000.00;

No material home improvements made;

Accordingly, ROCKRESORTS would receive $1,010,000.00 on the re-sale.

Should EXECUTIVE undertake any material home improvements or significant remodeling, not to include ordinary maintenance and repair (e.g. painting, re-carpeting, etc.) to the CO Residence in excess of $10,000.00 (e.g. addition of a spa/jacuzzi), EXECUTIVE may deduct the net excess cost of the same from the re-sale price. EXECUTIVE shall keep adequate records to verify such expenditures and shall notify ROCKRESORTS in writing when any such work is being undertaken. EXECUTIVE and ROCKRESORTS acknowledge that while any material home improvements to the CO Residence may increase the value of the CO Residence, the parties acknowledge that it would be difficult to attribute any appreciation in the CO Residence value directly to any material home improvement(s). Accordingly, due to such uncertainty, the parties agree that the re-sale price of the CO Residence and any appreciation recognized thereby shall only be net of (i) the normal and customary closing costs and (ii) the expenditures made by EXECUTIVE for any material home improvement(s) in excess of $10,000.00. For example:

As in the previous example, assume ROCKRESORTS' interest is 50%;

EXECUTIVE sells the CO Residence in 2001 for $2,200,000.00;

Closing costs equal $180,000.00;

$100,000.00 in material home improvements made;

Accordingly, ROCKRESORTS would receive $960,000.00 on the re-sale

If the CO Residence has not been previously sold or transferred, no later than six (6) months after the termination of the Employment Agreement for any reason (without regard to any time period of severance thereunder), EXECUTIVE agrees to list the CO Residence for sale with ROCKRESORTS' designated Broker, at a Listing Price as ROCKRESORTS and EXECUTIVE mutually determine in their reasonable judgment, which Listing Price may be changed from time to time with ROCKRESORTS' consent, which consent shall not be unreasonably withheld or delayed. If the CO Residence has not sold (and is not under contract with a ready, willing and able buyer) within one (1) year after being listed, ROCKRESORTS and EXECUTIVE shall each retain an appraiser at their respective expense. The two selected appraisers shall select one additional appraiser who shall be paid for equally by ROCKRESORTS and EXECUTIVE. Each of the appraisers will prepare an appraisal on the CO Residence. Thereafter, ROCKRESORTS shall have the right to require that EXECUTIVE buy-out ROCKRESORTS' interest, in full with good funds, in the CO Residence by paying ROCKRESORTS its proportionate share based on the average of the three appraisals. For example:

Using the previous example, and

The first appraisal is $1,900,000.00;

The second appraisal is $2,100,000.00;

The third appraisal is $2,300,000.00;

Accordingly, EXECUTIVE would purchase ROCKRESORTS' interest in the CO Residence for $910,000.00

If ROCKRESORTS elects to require that EXECUTIVE purchase ROCKRESORTS' interest in the CO Residence, the closing of such transaction shall occur within thirty (30) days after the three appraisals have been prepared. If ROCKRESORTS elects not to require that EXECUTIVE purchase ROCKRESORTS' interest in the CO Residence, the CO Residence shall again be listed ROCKRESORTS' designated Broker, at a Listing Price as ROCKRESORTS and EXECUTIVE mutually determine in their reasonable judgment, which Listing Price may be changed from time to time with ROCKRESORTS' consent, which consent shall not be unreasonably withheld or delayed. If the CO Residence has not sold with one (1) year thereafter, ROCKRESORTS and EXECUTIVE agree to have the three previously named appraisers update their respective appraisals and ROCKRESORTS and EXECUTIVE shall equally share in the costs thereof. Based on the average of the three appraisals, EXECUTIVE shall buy-out ROCKRESORTS' interest in the CO Residence within thirty (30) days after the updated appraisals have been prepared.

EXECUTIVE covenants and agrees to (i) use the CO Residence as EXECUTIVE's personal place of abode, in compliance with all ordinances, covenants and restrictions governing the CO Residence, and not lease or rent the same, (ii) keep the CO Residence in good order and repair, (iii) insure the CO Residence for full replacement value with ROCKRESORTS named as a loss payee; (iv) not mortgage the CO Residence for more than EXECUTIVE's proportionate interest in the CO Residence based on the total fair market value of the CO Residence established by any appraisal obtain at EXECUTIVE's expense (e.g. using examples above, EXECUTIVE's interest would be 50%) and timely and fully perform all obligations under any mortgage, including without limitation making all mortgage and escrow payments when due; (v) timely pay or cause to be paid all real property taxes and other assessments and/or dues affecting the CO Residence; (vi) timely pay or cause to be paid all costs for work done in or to the CO Residence and keep the same free and clear of all mechanics' or materialmens' liens, and (vii) not to transfer or sell EXECUTIVE's interest in the CO Residence except in strict compliance with this Addendum. Notwithstanding the foregoing, ROCKRESORTS shall pay for its proportionate share of the annual homeowner's insurance premium attributable to insuring the CO Residence for full replacement value, excluding personal property therein and homeowner/personal liability coverage in excess of $300,000.00, and its proportionate share of annual real property taxes for the CO Residence.

In the event EXECUTIVE breaches any of the his promises, covenants or obligations contained herein, ROCKRESORTS shall have the right to seek equitable relief, including without limitation the right to seek specific performance, in addition to all remedies available to ROCKRESORTS under the Employment Agreement or pursuant to Colorado law. In addition, should EXECUTIVE transfer or sell or attempt to transfer or sell the CO Residence in violation of this Addendum, ROCKRESORTS shall have the elective right to immediately cause EXECUTIVE to purchase ROCKRESORTS' interest in the CO Residence based on the average of three appraisals as provided for above, except that the CO Residence shall not be required to be listed for sale for any period of time as a condition precedent. If ROCKRESORTS does not make such election, ROCKRESORTS shall still receive its proportionate share on the unauthorized resale of the CO Residence as otherwise provided for herein.

EXECUTIVE agrees to provide his cooperation and cause his spouse to provide her cooperation should ROCKRESORTS desire to obtain an agreement from EXECUTIVE's lender whereby ROCKRESORTS obtains the right to receive notice of a mortgage loan default and the right to cure the same, including redemption rights ("Loan Default Cure Agreement"). In the event EXECUTIVE as borrower defaults on any payment or other obligation under EXECUTIVE's mortgage loan agreement and related documents, EXECUTIVE shall be deemed to have breached this Addendum. In the event of such default ROCKRESORTS, in addition to the rights ROCKRESORTS may have pursuant to the Loan Default Cure Agreement, shall have the elective right to immediately cause EXECUTIVE to purchase ROCKRESORTS' interest in the CO Residence based on the average of three appraisals as provided for above, except that the CO Residence shall not be required to be listed for sale for any period of time as a condition precedent. If ROCKRESORTS cures the EXECUTIVE's default pursuant to the Loan Default Cure Agreement, the amount paid by ROCKRESORTS to cure such default and any expenses ROCKRESORTS incurs to cure the default, including without limitation reasonable attorneys fees and costs, shall be immediately reimbursed by EXECUTIVE in addition to the amount paid to purchase ROCKRESORTS' interest in the CO Residence if ROCKRESORTS elects to cause EXECUTIVE to purchase ROCKRESORTS' interest in the CO Residence. Any amount paid by ROCKRESORTS to cure EXECUTIVE's default shall accrue interest at the rate of 18% per annum.

This Addendum shall be binding upon EXECUTIVE, his spouse as acknowledged and agreed below, and the heirs, estate and personal representatives of EXECUTIVE. This Addendum shall run with the CO Residence and shall survive the termination or expiration of the Employment Agreement. This Addendum may be disclosed to all persons and entities as necessary to enforce its terms or as may be required by law, including without limitation proxy statements of ROCKRESORTS' parent company or otherwise, and ROCKRESORTS, in its sole and absolute discretion, may record this Addendum in the office of the Clerk and Recorder of the County where the CO Residence is located.

All other terms and conditions stated in the Employment Agreement shall remain in full force and effect. To the extent there is any conflict between the terms of this Addendum and the terms of the Employment Agreement, the terms of this Addendum shall control.

IN WITNESS whereof, the parties have executed this Addendum as of the day first written above.

EXECUTIVE: ROCKRESORTS INTERNATIONAL, LLC

By:

EDWARD MACE Its:

ACKNOWLEDGED AND AGREEMENT BY .

I , acknowledge that although I am not a party to the Employment Agreement or this Addendum, I specifically agree that, in connection with any ownership interest that I may have or hereafter acquire in the CO Residence, I will be bound by the terms of this Addendum and agree to cooperate with ROCKRESORTS and EXECUTIVE such that the terms of this Addendum may be fully performed for the benefit of ROCKRESORTS.

Date: